Consent of Independent Certified Public Accountants


We have issued our report dated March 9, 2001, accompanying the consolidated financial statements included in the Annual Report of Zapworld.com and subsidiaries on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Zapworld.com and subsidiaries on Form S-3 (File No. 333-44014).


/s/ Grant Thornton LLP

San Francisco, California
March 28, 2001